EX-28.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nationwide Mutual Funds of our report dated December 22, 2025, relating to the financial statements and financial highlights of Nationwide Bailard International Equities Fund, Nationwide International Small Cap Fund, Nationwide Schroders Global Equity Fund and Nationwide Strategic Income Fund, which appears in Nationwide Mutual Funds’ Certified Shareholder Report on Form N-CSR for the year ended October 31, 2025. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

August 21, 2026